Exhibit 99.1

urban-gro, Inc. Signs Over $10 Million in New Design-Build and Related Contracts Over the Last 90 Days

M&A Strategy Continues to Deliver Accretive Results; Latest Acquisition Bolsters Company Backlog

LAFAYETTE, Colo., June 29, 2022 -- urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural design, engineering, procurement, and construction management (“EPC”) design-build firm focused on the Commercial and Controlled Environment Agriculture (“CEA”) sectors, today announced that it has signed and began execution of seven design-build and construction management-related contracts since the closing of its most recent acquisition, Emerald C.M., just over 90-days ago.

These contracts, which are incremental to backlog, are signed with multi-billion dollar enterprise clients such as a leading global healthcare products and services provider and a global convenient foods and beverages leader. They demonstrate significant progress towards the Company’s strategy to leverage its complete set of professional services and design-build capabilities to further diversify its business.

Bradley Nattrass, Chairman and CEO, commented, “We are thrilled to announce these new contracts with several marquee companies, each of which are global leaders within their respective industries. Our ability to penetrate these markets and service a set of high-profile customers speaks to our full suite of capabilities that we’ve built through leveraging our balance sheet and making accretive and synergistic acquisitions. Diversification of our offerings beyond CEA is not only a key area of organic growth for us, but also fosters a more efficient operating model by giving us the flexibility to allocate design resources based on demand variances in each market segment. We look forward to continuing to capitalize on opportunities in adjacent markets as our Company evolves as a fully integrated turnkey design-build EPC player.”

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural design, engineering, procurement, and construction management (“EPC”) design-build firm focused on the Commercial and Controlled Environment Agriculture (“CEA”) sectors. With holistic experience in more than 1000 construction related projects and over 500 CEA projects spanning millions of square feet across the globe, we not only offer design-build capabilities, as well as architecture, engineering, and construction management services to multiple sectors, our value-added focus on CEA allows us to specify, procure, and integrate cultivation equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the Company’s expertise to reduce downtime, provide continuity, and drive cultivation facility optimization. Operating as a full-service, a la carte and complete turn-key, design-build solutions provider in crop-agnostic indoor CEA and commercial market sectors, our end-to-end approach provides a single point of responsibility across all aspects of operations. Visit www.urban-gro.com to learn more.

Investor Contacts:

Dan Droller: urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek: ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com